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Exhibit 10(o)

STANDARD FORM A OF
EXECUTIVE BONUS PLAN

[Rollins logo] Executive Offices

PERSONAL & CONFIDENTIAL

TO:	[NAME OF RECIPIENT]	FROM:	Gary W. Rollins*
* [cover memo is not delivered with Gary Rollins's bonus plan]
DATE:	[DATE]	OFFICE:	[TITLE OF RECIPIENT]
SUBJECT:	[CURRENT YEAR] EXECUTIVE BONUS PLAN
COPIES:	file

        I am pleased to enclose your [PREVIOUS YEAR] Executive Bonus check and worksheet.

        Additionally, the Rollins, Inc. Board of Directors Compensation Committee has approved your participation in a [CURRENT YEAR] Executive Bonus Plan program and the details of your bonus opportunity are enclosed.

        This plan is designed to support shareholder interests by rewarding you for Rollins Inc.'s achievements in the areas of Profit Improvements, Profit to Plan, and Combined Revenues to Plan.

        Attached are two copies of your [CURRENT YEAR] Executive Bonus Plan. Please keep one copy for your records and return one signed copy to Human Resources for company record keeping purposes. Also attached is a copy of the Agreement to Arbitrate, which, according to our Company Dispute Resolution Policy, is a required document of every bonus-eligible employee. Please return a signed copy of the Agreement to Arbitrate with your signed bonus plan. You are required to sign it only once.

        With your assistance we expect [CURRENT YEAR] to be a continuation of our profit and revenue successes that we've established over recent years. Your individual efforts will be key to the success of the Company for our employees and shareholders.

[TITLE OF RECIPIENT]
Incentive Compensation Plan—[PLAN YEAR]

FOR: [NAME OF RECIPIENT]

        The elements of the plan are as follows:

1.     PROFIT TO PLAN

        The Profit to Plan element will be paid according to the following scale up to a maximum of 20% of your annual salary:

Rollins Inc. Pre-Tax Profit to Plan Achievement	Annual % of Salary
100+%	20%
97.5%	15%
95%	10%
90%	5%

        The Company must have a profit and a profit improvement for this element to be paid.

Your CY [YEAR] Pre-Tax Profit Plan is:	$[TARGET AMOUNT] Annual [YEAR]

2.     PROFIT INCREASE OVER LAST YEAR

        You will be paid [1.85% for chairman of the board, 2.17% for CEO of Rollins, 1.09% for President of Orkin] of the profit increase up to the maximum of 20% of your annual salary.

        The Company must have a profit and a profit improvement for this element to be paid.

Your CY[LAST YEAR] Pre-Tax Adjusted Profit base was:	$
Annual '0

3.     COMBINED REVENUE TO PLANNED INCREASE

        The Revenue to Planned Increase element will be paid according to the following scale up to a maximum of 20% of your annual salary:

Rollins Inc. Combined Net Revenue to Planned Increase Achievement	Planned Percentage Increase over Prior Year	Annual % of Salary
100%	%	20%
95 – 99.9%	%	15%
90 – 94.9%	%	10%
85 – 89.9%	%	5%

        The Company must have a profit and a profit improvement for this element to be paid.

        Your CY0        Combined Revenue Plan is:

$[plan year target amt.]	$	[target percentage]
Annual '0	Actual '0	% increase

Glossary of Terms and Conditions
[year] Rollins, Inc. Executive Bonus Plan

I.     General Plan Qualifiers and Provisions

  A.
  The plan year for this bonus is January 1, 200            to December 31, 200            .

  B.
  Your bonus plan is subject to change each year.

  C.
  Your bonus will be calculated using your actual current base salary as of December 31, 200            .

  D.
  Your eligibility for a bonus and the amount due will be determined solely by the Company.

  E.
  Bonus payments will be made in one lump sum no later than March 15, 200            , minus applicable state and federal taxes. Other deductions may apply, e.g., 401(K) deductions, etc.

  F.
  You must be employed in the same position on December 31, 200            to be eligible for a bonus, except as described below in (H.)

  G.
  You will not receive a bonus if for any reason you are in a position on December 31, 200            that is not eligible for a bonus or if you are not actively employed on the date that the bonus is paid.

  H.
  If you are promoted during the plan year from one bonus-eligible position to another bonus-eligible position, the bonus components common to both plans carry over to the new position. Plan components unique to the original bonus-eligible position will be paid based on time spent in the position (must be at least 50 percent of the plan year). Bonus amounts on these unique components will be calculated at the time of the transfer based on year-to-date results.

  I.
  If you are hired into a bonus-eligible position during the year, or if you are promoted during the plan year from a position that is ineligible for a bonus into a bonus-eligible position, you will be eligible for a pro-rated bonus if you are in the bonus-eligible position for at least 50 percent of the plan year.

  J.
  You will not receive any bonus if you falsify documents, violate company policy or know of such actions by employees under your direction without taking corrective actions.

  K.
  Any disputes over your bonus will be resolved by the Compensation Committee.

  L.
  The Compensation Committee reserves the right to reward outstanding performance in unique situations by awarding an employee a bonus outside the terms of the 200            Home Office Bonus Plan.

  M.
  The actual profit from which the bonus may be determined may be subject to adjustments as recommended by the President and approved by the Compensation Committee for the year 200            .

  N.
  Acquisitions over $5,000,000 in revenue will be added to the Company strategic plan (revenue and profit) based on a pro forma of the acquisition model for bonus calculations.

II.    Plan Components

  A.
  General Provisions

    The 200            Home Office Executive Bonus Plans divide bonus opportunity into three components: profit to plan performance, profit increase over last year, and combined revenue to planned increase. No bonus will be paid under any component if Rollins Inc.'s pre-tax profit does not result in a profit improvement in 200            , as compared to 200            .

  B.
  Profit Increase Performance Component

    If Rollins Inc.'s pre-tax profit in 200            increases compared to 200            , you will receive a percentage of the profit increase up to the maximum allowable percentage of salary under your bonus plan for this component.

  C.
  Profit To Plan Performance Component

    If Rollins Inc.'s pre-tax profit meets or exceeds 90% of the Company's plan in 200            , you will receive a bonus based on a scale up to the maximum allowable percentage of salary under your bonus plan for this component. Payouts will begin at 90% of Profit Plan and rise to 100% payout at 100% of Profit Plan.

  D.
  Combined Revenue to Planned Increase

    If Rollins Inc.'s combined revenues meet or exceed 85% of the Company's revenue planned increase for 200            , you will receive a bonus based on a scale up to the maximum allowable percentage of salary under your bonus plan for this component.

ACKNOWLEDGMENT

  I have received and read a copy of my Incentive Plan with the accompanying Glossary of Terms and Conditions. I understand that participation in this Plan should in no way be construed as a contract or promise of employment and/or compensation. Employment is at-will, and therefore employment and compensation can terminate, with or without cause and with or without notice, at any time at the option of the Company or employee. I also understand that this Incentive Plan will be subject to review, and likely to change next year.

Plan Participant	Date

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STANDARD FORM A OF EXECUTIVE BONUS PLAN